SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

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☒	Definitive Information Statement

DELTA MUTUAL, INC.
(Name of Registrant as Specified in Charter)

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SCHEDULE 14C INFORMATION STATEMENT
Pursuant to Regulation 14C of the Securities Exchange Act
of 1934, as amended

DELTA MUTUAL, INC.
14301 North 87th Street, #310,
Scottsdale, AZ 85260
Telephone: (480) 221-1989

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is being furnished to our stockholders on behalf of our board of directors pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended, for the purpose of informing our stockholders of amendments (the “Amendments”) to our Certificate of Incorporation (1) to effect a 1 for 10 reverse stock split of our outstanding common stock, and (2) to authorize a new class of 10,000,000 shares of preferred stock, par value $.0001 per share, and to authorize the Board of Directors to issue one or more series of the preferred stock with such designations, rights, preferences, limitations and/or restrictions as it should determine by vote of a majority of such directors. The Company currently has no commitments or plans for the issuance of any shares of common stock or preferred stock. This Information Statement is being furnished to the stockholders of record of our common stock, par value $.0001 per share, on the record date as determined by our board of directors to be the close of business on May 4, 2009.

Our board of directors on April 22, 2009, approved the Amendments to our Certificate of Incorporation (1) to effect a 1 for 10 reverse stock split of our outstanding common stock, and (2) to authorize a new class of 10,000,000 shares of preferred stock, par value $.0001 per share, and to authorize the Board of Directors to issue one or more series of the preferred stock with such designations, rights, preferences, limitations and/or restrictions as it should determine by vote of a majority of such directors. Our Company thereafter on April 23, 2009 received the written consent from stockholders of our company holding a majority of the outstanding shares of our common stock approving the Amendments. Upon the expiration of the 20 day period required by Rule 14c-2 and in accordance with the provisions of the General Corporation Law of the State of Delaware, our Company intends to file a Certificate of Amendment to our Certificate of Incorporation to effect the 1 for 10 reverse stock split of our outstanding common stock and the authorization of the new class of 10,000,000 shares of preferred stock. The Certificate of Amendment will not be filed until at least 20 days after we file the Information Statement with the Securities and Exchange Commission and deliver the Information Statement to our stockholders of record.

The proposed Certificate of Amendment, attached hereto as Appendix A, will become effective when, following its acceptance for filing by the Secretary of State of the State of Delaware, the reverse stock split is made effective for trading purposes (the “Effective Date of the Amendments”) by the Financial Industry Regulatory Authority (“FINRA”). The entire cost of furnishing this Information Statement will be borne by our Company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our common stock held on the record date.

Our board of directors has fixed the close of business on May 4, 2009, as the record date for determining the holders of our common stock who are entitled to receive this Information Statement. As of the record date, there were 223,849,158 shares of our common stock issued and outstanding. We anticipate that this Information Statement will be mailed on or about May 7, 2009, to our stockholders of record.

PLEASE NOTE THAT THIS IS NOT A REQUEST FOR YOUR VOTE OR A PROXY, BUT RATHER AN INFORMATION STATEMENT DESIGNED TO INFORM YOU OF THE AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

PLEASE NOTE THAT THIS IS NOT AN OFFER TO PURCHASE YOUR SHARES.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

Except as disclosed elsewhere in this Information Statement, none of the following persons have any substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted upon:

1.	any director or officer of our company since January 1, 2008, being the commencement of our last completed audited financial year;

2.	any proposed nominee for election as a director of our company; and

3.	any associate or affiliate of any of the foregoing persons.

The shareholdings of our directors and officers are set forth below in the section entitled “Principal Stockholders and Security Ownership of Management.”

PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information, as of May 4, 2009, with respect to the beneficial ownership of the Company's Common Stock by each person known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding Common Stock and by directors and officers of the Company, both individually and as a group:

	Number of Shares Owned	Percentage**
Name and Address of Beneficial Owner	Beneficially**

Daniel R. Peralta (1)	130,191,000	58.16%

Malcolm W. Sherman (2)	10,000,000	4.47%

Martin G. Chilek (3)	2,050,000	0.92%

All Officers and Directors as a Group	142,241,000	63.45%

** Based on 223,849,158 shares outstanding on May 4, 2009.

(1) In addition to 191,000 shares owned directly, Dr. Peralta is the beneficial owner of 130,000,000 shares owned directly by Egani, Inc., which is owned by Daniel R. Peralta and Laura Monica Gallo, husband and wife, each of whom owns 50% of the outstanding equity interests of Egani, Inc. Dr. Peralta is the President and controls the operations of Egani, Inc. The address of Egani, Inc. is 8260 East Raintree Drive, Scottsdale, AZ 85206. 2,485,569 shares of common stock are owned directly by Dr. Peralta’s son, Santiago Peralta. Dr. Peralta disclaims beneficial ownership of the shares held by his son. Dr. Peralta’s address is c/o Delta Mutual, Inc., 14301 North 87th Street, #310, Scottsdale, AZ 85260.

(2) Mr. Sherman owns beneficially 10,000,000 shares owned by Security Systems International, Inc. of which Mr. Sherman is the president and a director and the majority stockholder. The address of Security Systems International, Inc. is 9034 East Caribbean Lane, Scottsdale, AZ 85260. Mr. Sherman’s address is c/o Delta Mutual, Inc. 14301 North 87th Street, #310, Scottsdale, AZ 85260.

(3) In addition to 50,000 shares owned beneficially, Mr. Chilek holds options expiring July 3, 2011 to purchase an aggregate of 2,000,000 shares of common stock at an exercise price of $0.11 per share. Mr. Chilek’s address is c/o Delta Mutual, Inc., 14301 North 87th Street, #310, Scottsdale, AZ 85260.

As of the record date, there were 223,849,158 shares of common stock issued and outstanding, with a par value of $.0001 per share, in the capital of our company. Each share of our company’s common stock is entitled to one vote.

AMENDMENTS TO OUR COMPANY'S CERTIFICATE OF INCORPORATION

The Board of Directors of the Company on April 22, 2009, adopted a resolution approving and recommending to the Company's stockholders for their approval the Amendments (1) to effect a 1 for 10 reverse stock split of our outstanding common stock and (2) to authorize a new class of 10,000,000 shares of preferred stock, par value $.001 per share, and to authorize the Board of Directors to issue one or more series of the preferred stock with such designations, rights, preferences, limitations and/or restrictions as it should determine by vote of a majority of such directors.

I.           Reverse Split of Outstanding Common Stock

 The reverse stock split, when implemented, will not change the number of authorized shares of common stock or the par value of the common stock. Except for any changes as a result of the treatment of fractional shares, each stockholder who owns 10 or more shares will hold the same percentage of common stock outstanding immediately following the reverse stock split as the stockholder did immediately prior to the reverse stock split.

On the record date, we had 223,849,158 shares of our common stock issued and outstanding. The Amendment provides that each ten (10) shares of our common stock outstanding immediately prior to the Effective Date of the Amendments (the "Old Shares") will be automatically converted into one (1) share of our common stock (the "New Shares"), thereby reducing the number of outstanding shares of our common stock to approximately 22,384,916 shares, subject to rounding or the issuance of additional shares of our common stock. The Amendment does not change the par value of our common stock or the number of shares of our common stock authorized for issuance. We have no present intention, however, to issue any additional shares of our common stock before the Effective Date of the Amendments.

Purpose and Effect of Amendment

Our common stock is currently quoted on the OTC Bulletin Board under the symbol "DLTM.OB". On April 23, 2009, the last sale price of our common stock was $0.07 per share. Our Board of Directors believes that our relatively low per-share market price of our common stock impairs the acceptability of our common stock to potential members of the investing public, including institutional investors, as well as adversely affecting our ability to raise additional working capital, which we believe we will require in connection with our subsidiary South American Hedge Fund LLC’s oil and gas investments.

            For these reasons our Board of Directors has chosen to adopt and recommend the Amendment. We are not, however, a party to any binding agreement to raise additional working capital, nor can we be certain that the reverse stock split will have a long-term positive effect on the market price of our common stock, or increase our abilities to enter into financing arrangements in the future.

The market price of our common stock is also based on factors which may be unrelated to the number of shares outstanding. These factors include our performance, general economic and market conditions and other factors, many of which are beyond our control. The market price per new share of the New Shares may not rise or remain constant in proportion to the reduction in the number of Old Shares outstanding before the reverse stock split. Accordingly, the total market capitalization of common stock after the reverse stock split may be lower than the total market capitalization before the reverse stock split. In the future, the market price of common stock following the reverse stock split may not equal or exceed the market price prior to the reverse stock split.

The reverse stock split will affect all of the holders of our common stock uniformly. Any fractional shares existing as a result of the reverse stock split shall be rounded to the next higher whole number to those stockholders who are entitled to receive them as a consequence of the reverse stock split. On the Effective Date of the Amendments, each stockholder will own a reduced number of shares of our common stock, but will hold the same percentage of the outstanding shares as the stockholder held prior to the Effective Date of the Amendments.

The liquidity of our common stock may be adversely affected by the reduced number of shares outstanding after the reverse stock split. In addition, the split will increase the number of stockholders who own odd-lots. An odd-lot is fewer than 100 shares. Such stockholders may experience an increase in the cost of selling their shares and may have greater difficulty in making sales.

The reverse stock split will not affect the par value of our common stock. As a result, on the Effective Date of the Amendments, the stated capital on our balance sheet attributable to our common stock will be reduced in proportion with the reverse stock split and our additional paid-in capital account will be credited with the amount by which the stated capital is reduced. These accounting entries will have no impact on total stockholders' equity. All share and per share information will be retroactively adjusted following the Effective Date of the Amendments to reflect the reverse stock split for all periods presented in future filings.

The reverse stock split will have the following effects upon our common stock:

*	The number of shares owned by each holder of common stock will be reduced ten fold;
*	The number of shares of our common stock which will be issued and outstanding after the reverse stock split will be reduced from 223,849,158 shares to approximately 22,384,916 shares;
*	The per share loss and net book value of our common stock will be increased because there will be a lesser number of shares of our common stock outstanding;
*	The par value of the common stock will remain $0.0001 per share;
*
The stated capital on our balance sheet attributable to the common stock will be decreased 10 times its present amount and the additional paid-in capital account will be credited with the amount by which the stated capital is decreased; and

*
All outstanding options, warrants, and convertible securities entitling the holders thereof to purchase shares of common stock will enable such holders to purchase, upon exercise thereof, 10 times fewer of the number of shares of common stock which such holders would have been able to purchase upon exercise thereof immediately preceding the reverse stock split, at the same aggregate price required to be paid therefor upon exercise thereof immediately preceding the reverse stock split.

The shares of common stock after the reverse stock split will be fully paid and non-assessable. The Amendment will not change any of the other the terms of our common stock. The shares of common stock after the reverse stock split will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the shares of common stock prior to the reverse stock split.

Because the number of authorized shares of our common stock will not be reduced, an overall effect of the reverse split of the outstanding common stock will be an increase in authorized but unissued shares of our common stock. These shares may be issued by our Board of Directors in its sole discretion. Any future issuance will have the effect of diluting the percentage of stock ownership and voting rights of the present holders of our common stock.

Our common stock will be quoted on the OTC Bulletin Board at the post-split price on and after the Effective Date of the Amendments.

Following the reverse split, the share certificates representing the shares will continue to be valid. In the future, new share certificates will be issued reflecting the reverse stock split, but this in no way will affect the validity of your current share certificates. The reverse split will occur on the Effective Date of the Amendments without any further action on the part of our stockholders. After the Effective Date of the Amendments, each share certificate representing the shares prior to the reverse stock split will be deemed to represent 1/10th of the number of shares shown on the certificate. Certificates representing the shares after the reverse stock split will be issued in due course as share certificates representing shares prior to the reverse stock split are tendered for exchange or transfer to our transfer agent. We request that stockholders do not send in any of their stock certificates at this time.

As applicable, new share certificates evidencing New Shares following the reverse stock split that are issued in exchange for share certificate issued prior to the reverse stock split representing Old Shares that are restricted shares will contain the same restrictive legend as on the old certificates. Also, for purposes of determining the term of the restrictive period applicable to the New Shares after the reverse stock split, the time period during which a stockholder has held their existing pre-split Old Shares will be included in the total holding period.

Certain Federal Income Tax Consequences

The reverse stock split should not result in any recognition of gain or loss. The holding period of the New Shares will include the stockholder’s holding period for the corresponding Old Shares owned prior to the reverse stock split. The adjusted basis of the New Shares (including the original shares) will be equal to the adjusted basis of a stockholder’s original shares.

Notwithstanding the foregoing, the federal income tax consequences of the receipt of an additional share in lieu of a fractional interest is not clear but may result in tax liabilities which should not be material in amount in view of the low value of the fractional interest. Our beliefs regarding the tax consequence of the reverse stock split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above. This summary does not purport to be complete and does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident foreign individuals, broker-dealers and tax exempt entities. The state and local tax consequences of the reverse stock split may vary significantly as to each stockholder, depending upon the state in which he or she resides.

The foregoing summary is included for general information only. Accordingly, stockholders are urged to consult their own tax advisors with respect to the Federal, State and local tax consequences of the reverse stock split.

II.           Authorization of New Class of Preferred Stock

The Board of Directors of the Company on April 22, 2009, adopted a resolution unanimously approving and recommending to the Company's stockholders for their approval an amendment to the Company's Certificate of Incorporation to authorize a new class of 10,000,000 shares of preferred stock, par value $.0001 per share, and to authorize the Board of Directors to issue one or more series of the preferred stock with such designations, rights, preferences, limitations and/or restrictions as it should determine by vote of a majority of such directors. The Company’s Certificate of Incorporation currently only permits the Company to issue shares of common stock. This, the Company believes, has limited the Company's flexibility in seeking additional working capital. The Board of Directors has recommended that the Certificate of Incorporation be amended to authorize a class of 10,000,000 shares of preferred stock and to allow the Board of Directors of the Company the widest possible flexibility in setting the terms of preferred stock that may be issued in the future. The Company will, therefore, be afforded the greatest flexibility possible in seeking additional financing, as the Board of Directors deems appropriate in the exercise of its reasonable business judgment. The Company currently has no commitments or plans for the issuance of any shares of preferred stock.

Under our Certificate of Incorporation as amended by this amendment, the Board of Directors will have the right, without further stockholder approval or action, to issue up to 10,000,000 shares of preferred stock, having such rights and preferences, including voting rights, as the Board of Directors may determine. The ability of the Company to issue such shares of preferred stock may, under certain circumstances, make it more difficult for a third party to gain control of the Company (e.g., by means of a tender offer), prevent or substantially delay such a change of control, discourage bids for the common stock at a premium, or otherwise adversely affect the market price of the common stock.

STOCKHOLDER APPROVAL OF PROPOSED AMENDMENTS

Our company obtained stockholder approval for the Amendments to our Certificate of Incorporation (1) to effect a 1 for 10 reverse stock split of our outstanding common stock and (2) to authorize a new class of 10,000,000 shares of preferred stock, par value $.0001 per share, by written consent on April 23, 2009, from two of our stockholders holding an aggregate of 140,191,000 shares of common stock, or 63.07%, of the issued and outstanding shares of our common stock. The Amendments will not become effective until, following their acceptance for filing by the Secretary of State of the State of Delaware, the reverse stock split is made effective for trading purposes by FINRA.

DISSENTERS’ RIGHTS

Pursuant to the General Corporation Law of the State of Delaware, holders of our common stock are not entitled to dissenters’ rights of appraisal with respect to the 1 for 10 reverse stock split of our outstanding common stock or the authorization of a new class of 10,000,000 shares of preferred stock.

FINANCIAL AND OTHER INFORMATION

For more detailed information on our Company, including financial statements, you may refer to our Form 10-K and other periodic reports filed with the Securities and Exchange Commission from time to time. Copies are available on the Securities and Exchange Commission’s EDGAR database located at www.sec.gov.

Pursuant to the requirements of the Securities Exchange Act of 1934, Delta Mutual, Inc. has duly caused this Information Statement to be signed by the undersigned hereunto authorized.

May 7, 2009.

DELTA MUTUAL, INC.
By:	/s/ Daniel R. Peralta
Daniel R. Peralta
President and Chief Executive Officer

APPENDIX A

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

DELTA MUTUAL, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Delta Mutual, Inc. (the “corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

FIRST:         That the Board of Directors of the corporation on April 22, 2009, adopted the resolutions proposing and declaring advisable the following amendment to the Certificate of Incorporation of the corporation [with the effective date to be not less than 20 days following mailing to stockholders of the corporation of the Definitive Information Statement filed with the Securities and Exchange Commission]:

RESOLVED, that the Board of Directors declares advisable, and recommends to the stockholders for adoption, the following amended  Article FOURTH to replace, in its entirety, the Article FOURTH of the corporation’s Certificate of Incorporation:

FOURTH: The corporation is authorized to issue two classes of shares of stock, designated “Common Stock” and “Preferred Stock”.  The total number of shares that the corporation is authorized to issue is Two Hundred Sixty Million (260,000,000) shares. The number of shares of Common Stock authorized is Two Hundred Fifty Million (250,000,000) shares, $0.0001 par value per share.  The number of shares of Preferred Stock authorized is Ten Million (10,000,000) shares, $0.0001 par value per share.

Authority is hereby expressly vested in the Board of Directors of the corporation, subject to the provisions of this  Article FOURTH and to the limitations prescribed  by law, to authorize the issue from time to time of one or more series of Preferred Stock and with respect to each such series to fix by resolution or resolutions adopted by the affirmative vote of a majority of the whole Board of Directors providing for the issue of such series, the voting powers, full or limited, if any, of the shares of such series and the designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, the determination or fixing of the following:

(a)  The number of shares constituting the series and the designation of such series;

(b) The dividend rate on the shares of such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes or series of the corporation’s capital stock, and whether such dividends shall be cumulative or non-cumulative;
(c) Whether the shares of such series shall be subject to redemption by the corporation at the option of either the corporation or the holder or both or upon the happening of a specified event, and, if made subject to any such redemption, the times or events, prices and other terms and conditions of such redemption;
(d) The terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;
(e) Whether or not the shares of such series shall be convertible into, or exchangeable for, at the option of either the holder or the corporation or upon the happening of a specified event, shares of any other class or classes or any other series of the same or any other class or classes of the corporation’s capital stock, and, if provision be made for conversion or exchange, the times or events, prices, rates, adjustments, and other terms and conditions of such conversions or exchanges;
(f) The restrictions, if any, on the issue or reissue of any additional Preferred Stock;
(g) The rights of the holders of the shares of such series upon the voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and
(h) The provisions as to voting, optional and/or other special rights and preferences, if any.

Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the Common Stock with respect to the same dividend period.

If upon any voluntary or involuntary liquidation, dissolution or winding up of the corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

RESOLVED, that the amendment to Article FOURTH of the corporation’s Certificate of Incorporation providing for a one (1) for ten (10) reverse split of the issued and outstanding Common Stock of the corporation is hereby adopted and approved, and that, at the effective time of this amendment, each share of the corporation’s issued and outstanding Common Stock as of the record date set by the corporation's Board of Directors shall be subject to a one (1) for ten (10) reverse split, with all fractional shares rounded up to the nearest whole share.    The effective time of this amendment shall the opening of business on the day on which the one (1) for ten (10) reverse split is made effective for trading purposes by the Financial Industry Regulatory Authority.

SECOND:           That the amendment was fully approved and adopted by the affirmative written consent of the majority of shares outstanding, in accordance with the provisions of Sections 211 and 216 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the corporation has caused this Certificate of Amendment of Certificate of Incorporation to be signed by its President and attested to by its Secretary this  day of ___________, 2009.

Delta Mutual, Inc.

By:
Chief Executive Officer